Exhibit 3.1(c)
CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF
LIMITED PARTNERSHIP OF
SMITH BARNEY AAA ENERGY FUND L.P.
UNDER SECTION 121-202
OF THE REVISED LIMITED PARTNERSHIP ACT
     The undersigned, desiring to amend the Certificate of Limited Partnership of Smith Barney AAA Energy Fund L.P. pursuant to the provisions of Section 121-202 of the Revised Limited Partnership Act of the State of New York, does hereby certify as follows:
     FIRST: The name of the Limited Partnership is Smith Barney AAA Energy Fund L.P.
     SECOND: The Certificate of Limited Partnership of the limited partnership was filed by the Department of State on January 5, 1998.
     THIRD: The Certificate of Limited Partnership of the limited partnership is hereby amended in the following respects:
     Paragraph 3 of the Certificate of Limited Partnership, which sets forth the designation of the secretary of state as agent of the limited partnership upon whom process against it may be served and the post office address to which the secretary of state shall mail a copy of any process against it served upon him, is hereby amended to read as follows:
     The post office address to which the Secretary of State shall mail a copy of any process against the Partnership is:
Citigroup Managed Futures LLC
399 Park Avenue, Seventh Floor
New York, NY 10022
Attn: David J. Vogel
     Paragraph 5 of the Certificate of Limited Partnership, which sets forth the name and business address of each general partner, is hereby amended as the existing name and address of the sole general partner are being changed to read as follows:
     The name and mailing address of the sole general partner of the Partnership is:

Citigroup Managed Futures LLC
399 Park Avenue, Seventh Floor
New York, NY 10022
     IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 21st day of May 2003.

By:	/s/ David J. Vogel
David J. Vogel, President
Citigroup Managed Futures LLC